EXHIBIT 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. APPOINTS TWO NEW BOARD MEMBERS,
DAVID SHAVER AND DAVID WILKINS

BLAIRSVILLE, GA – August 10, 2016 – United Community Banks, Inc. (Nasdaq: UCBI) (“United”) announced today that its Board of Directors has appointed David C. Shaver, founder and CEO of Cost Segregation Advisors, LLC, and David H. Wilkins, a partner with the law firm Nelson Mullins Riley & Scarborough LLP, to serve as Board members, effective immediately.

Shaver, a certified public accountant, is currently the CEO and founder of Cost Segregation Advisors, LLC, a national income tax advisory services company formed in 2006 in Atlanta as an outgrowth of Shaver’s accounting practice that focuses on commercial real estate owners and leaseholders. Previously, Shaver was an initial partner with Tatum Partners, now a division of Randstad, and was CFO and an equity partner of International Automotive Corp. Inc. Shaver’s prior experience also includes serving as Controller for The Home Depot, Inc., where he directed financial operations, financial planning and other matters. Shaver is qualified as a financial expert and will serve on the Audit Committee of United’s Board of Directors.

Wilkins, a partner at Nelson Mullins Riley & Scarborough LLP in Greenville, South Carolina, was U.S. ambassador to Canada from 2005 to 2009. First elected in 1980, Wilkins served in the South Carolina House of Representatives for 25 years, including 11 years as speaker. Wilkins currently chairs the George W. Bush Institute’s North America Competitiveness Working Group. He chaired the Clemson University Board of Trustees for six years and continues as an active member of that board. He is a former director of RBC Bank, North America, and currently serves on the boards of Porter Airlines, Mattamy Homes and Resolute Forest Products. Wilkins will serve on the Risk Committee of United’s Board of Directors.

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“We are proud to welcome these exceptional leaders to our board,” said Jimmy Tallent, chairman and CEO of United. “David Shaver’s established financial, accounting and entrepreneurial background will be a tremendous asset to our company. David Wilkins’ accomplished legal career coupled with his vast knowledge and experience in government, education and business, will play a key role in helping guide United as it executes its growth strategies.”

Shaver and Wilkins are community leaders as well. For two years Shaver devoted himself to forensic accounting and crisis management for his church in the office of the finance manager. Wilkins has previously received the Excellence in State Legislative Leadership Award from the National Conference of State Legislatures, chaired both the Southern Legislative Conference and the National Speakers’ Conference and received the State of South Carolina’s highest honor, the Order of the Palmetto.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) is a registered bank holding company based in Blairsville, Georgia, with $10.4 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast region’s largest full-service banks, operating 140 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in providing personalized community banking services to individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products, including mortgage, advisory, and treasury management. In 2016, United Community Bank was ranked first in customer satisfaction in the Southeast by J.D. Power for the third consecutive year, and was ranked among the top 100 on the Forbes' list of America's Best Banks. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.

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